Exhibit 99.1

FOR IMMEDIATE RELEASE

January 14, 2011

Contact:

Cloud Peak Energy Inc.

Karla Kimrey, Vice President, Investor Relations

720-566-2900

Cloud Peak Energy Announces Fourth Quarter and Full Year 2010 Production Results

Gillette, WY, January 14, 2011 — Cloud Peak Energy Inc. (NYSE:CLD) announced that it has submitted its fourth quarter and full year 2010 coal production to Rio Tinto plc on behalf of Cloud Peak Energy Resources LLC.  This information was provided to Rio Tinto pursuant to the Master Separation Agreement entered into in connection with the November 2009 initial public offering of Cloud Peak Energy Inc. and related separation and transition transactions. As a result of the December 2010 secondary offering of Cloud Peak Energy Inc. common stock on behalf of selling shareholders Rio Tinto Energy America Inc. and its affiliate, Cloud Peak Energy Resources LLC became a wholly owned subsidiary of Cloud Peak Energy Inc. The secondary offering was priced on December 15, 2010 and was completed on December 21, 2010.

The following table provides Cloud Peak Energy Resources’ coal production for the fourth quarter and full year 2010 and certain historical periods:

Production (‘000 short tons)

Mine	Cloud Peak Energy Resources’ Interest	1Q 2009	2Q 2009	3Q 2009	4Q 2009	1Q 2010	2Q 2010	3Q 2010	4Q 2010	Year 2009	Year 2010

Antelope	100%	8,021	8,597	8,882	8,523	8,468	8,923	9,482	9,044	34,023	35,917

Cordero Rojo	100%	9,807	8,364	10,567	10,600	8,919	10,024	10,349	9,267	39,338	38,559

Spring Creek	100%	4,315	4,841	4,685	3,834	4,050	4,935	5,256	5,078	17,675	19,319

Decker	50%	591	557	649	496	236	410	391	426	2,293	1,463

Total		22,734	22,359	24,783	23,453	21,673	24,292	25,478	23,816	93,329	95,259

* Production for Decker represents only the 50% interest held by Cloud Peak Energy Resources LLC

505 South Gillette Avenue • PO Box 3009 • Gillette, WY 82717-3009

Phone:  (307) 687-6000 • Fax:  (307) 687-6015

About Cloud Peak Energy™
Cloud Peak Energy Inc. (NYSE:CLD) is headquartered in Wyoming and is the third largest U.S. coal producer and the only pure-play Powder River Basin (PRB) coal company.  As one of the safest coal producers in the nation, Cloud Peak Energy specializes in the production of low sulfur, subbituminous coal.  The company owns and operates three surface coal mines in the PRB, the lowest cost major coal producing region in the nation.  The Antelope and Cordero Rojo mines are located in Wyoming and the Spring Creek mine is located near Decker, Montana.  With approximately 1,500 employees, the company is widely recognized for its exemplary performance in its safety and environmental programs.  Cloud Peak Energy is a sustainable fuel supplier for approximately 4 percent of the nation’s electricity.

SOURCE: Cloud Peak Energy Inc.

Cloud Peak Energy Inc.
Karla Kimrey, 720-566-2932
Vice President, Investor Relations

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